October 22, 2012

Larry Spirgel, Assistant Director

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Re:

ANV Security Group Inc.

Form 10-K for Fiscal Year Ended December 31, 2011

Filed March 30, 2012

Form 10-Q for the Fiscal Quarter Ended June 30, 2012

Filed August 14, 2012

File No. 000-53802

Dear Mr. Spirgel:

ANV Security Group Inc. (the “Company”), hereby acknowledges, in connection with its response to the October 2, 2012 letter from you to the Company that:

·

the Company is responsible for the adequacy and accuracy of the disclosure in its filings;

·

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

·

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

ANV Security Group Inc.

By: /s/ Weixing Wang, CEO

Weixing Wang, CEO

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